Exhibit 10.3

TENANTS IN COMMON AGREEMENT

This TENANTS IN COMMON AGREEMENT (“Agreement”) dated March 26, 2015, by and among BR FOX HILLS TIC-1, LLC, a Delaware limited liability company (“TIC-1”), and BR FOX HILLS TIC-2, LLC, a Delaware limited liability company (“TIC-2”) (together with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a “Tenant in Common” or collectively as the “Tenants in Common”), with reference to the facts set forth below.

RECITALS

A.           The Tenants in Common own real property and improvements thereon, located at 8800 Highway 290 West, Austin, Texas, and more particularly described in Exhibit A attached hereto and incorporated herein (“Property”). The notice addresses for the Tenants in Common, and percentage interest held by each Tenant in Common in the Property, are set forth on Exhibit B attached hereto and incorporated herein.

B.           The Tenants in Common desire to enter into this Agreement to (a) provide for the orderly administration of their rights and responsibilities as to each other and as to others and (b) delegate authority and responsibility for the intended further operation and management of the Property.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1.             Nature of Relationship Between Co-Tenants.

1.1           Tenants in Common Relationship; No Partnership. The Tenants in Common each shall hold their respective undivided tenancy in common interests in the Property (the “Interests”) as tenants-in-common. The Tenants in Common do not intend by this Agreement to create a partnership or joint venture among themselves, but merely to set forth the terms and conditions upon which each of them shall hold their respective Interests. In addition, the Tenants in Common do not intend to create a partnership or joint venture with the Property Manager (as defined below). Therefore, each Tenant in Common hereby elects to be excluded from the provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the tenancy in common ownership of the Property. The exclusion elected by the Tenants in Common hereunder shall commence with the execution of this Agreement.

1.2           Reporting as Direct Owners and Not a Partnership. Each Tenant in Common hereby covenants and agrees to report on such Tenant in Common’s respective federal and state income tax returns all items of income, deduction and credits that result from its Interests. All such reporting shall be consistent with the exclusion of the Tenants in Common from Subchapter K of Chapter 1 of the Code, commencing with the first taxable year following the execution of this Agreement. Further, each Tenant in Common covenants and agrees not to notify the Commissioner of Internal Revenue (“Commissioner”) that it desires that Subchapter K of Chapter 1 of the Code apply to the Tenants in Common.

1.3           Indemnity. Each Tenant in Common hereby agrees to indemnify, protect, defend and hold the other Tenant in Common free and harmless from all costs, liabilities, tax consequences and expenses (for example, taxes, interest and any penalties), including, without limitation, attorneys’ fees and costs, which may result from any Tenant in Common so notifying the Commissioner in violation of this Agreement or otherwise taking a contrary position on any tax return, report or other document.

1.4           No Agency. No Tenant in Common is authorized to act as agent for, to act on behalf of, or to do any act that will bind, any other Tenant in Common, or to incur any obligations with respect to the Property.

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2.             Management. The Tenants in Common are currently parties to (or are concurrently herewith becoming parties to) a Property Management Agreement with respect to the Property (as amended, the “Property Management Agreement”) with Bluerock Property Management, LLC, a Michigan limited liability company (which in turn with subcontract management services with Bell Partners, Inc. a North Carolina corporation (“Bell”)) (the “Property Manager”). Pursuant to the Property Management Agreement, the Property Manager shall be the sole and exclusive manager of the Property to act on behalf of the Tenants in Common with respect to the management, operation, maintenance and leasing of the Property during the term of the Property Management Agreement. The Property Management Agreement (and the subcontract between Property Manager and Bell) is hereby ratified and reconfirmed by the Tenants in Common, and all of the terms, covenants and conditions of the Property Management Agreement are hereby incorporated herein as if set forth in full herein.

3.             Income and Liabilities. Except as otherwise provided herein and in the Property Management Agreement, each of the Tenants in Common shall be entitled to all benefits and obligations of ownership of the Property. Accordingly, each of the Tenants in Common shall (a) be entitled to all benefits of ownership of the Property, on a gross and not a net basis, including, without limitation, all items of income, revenue and proceeds from sale or refinance or condemnation of the Property, in proportion to their respective Interests, and (b) bear, and shall be liable for, payment of all expenses of ownership of the Property, on a gross and not a net basis, including by way of illustration, but not limitation, all operating expenses and expenses of sale or refinancing or condemnation, in proportion to their respective Interests; except for such amounts as may be reasonably determined by the Tenants in Common or by the Property Manager (to the extent that the Property Manager has the authority to make such a determination pursuant to the Property Management Agreement) to be retained for reserves or improvements in accordance with the Property Management Agreement or the applicable budget for the Property.

4.             Co-Tenant’s Obligations. The Tenants in Common each agree to perform such acts as may be reasonably necessary to carry out the terms and conditions of this Agreement, including, without limitation:

4.1           Documents. Executing documents required in connection with the acquisition, financing, sale or refinancing of the Property approved by the Tenants in Common in accordance with Section 5 below and such additional documents as may be required under this Agreement or may be reasonably required to effect the intent of the Tenants in Common with respect to the Property, the Property Management Agreement or any loans encumbering the Property, including that certain mortgage loan (the “Existing Loan”) evidenced by that certain Multifamily Note (“Note”) dated March 26, 2015 in the original principal amount of $26,705,000.00 issued by the Tenants in Common to Walker & Dunlop, LLC and currently held by Fannie Mae (Walker & Dunlop, LLC, Fannie Mae and their respective successors and assigns as the holder of the Note are referred to herein as the “Mortgage Lender”).

4.2           Additional Funds. Each Tenant in Common will be responsible for a pro rata share (based on each Tenant in Common’s respective Interests) of any future cash needed for any purpose in connection with the ownership, operation and maintenance of the Property as determined by the Tenants in Common (including under any budget applicable to the Tenants in Common) or by the Property Manager (and approved by the Tenants in Common) pursuant to the Property Management Agreement or as required by any loan secured by the Property, including the Existing Loan. In addition to the foregoing, in the event that any lender under financing secured by the Property, including the Existing Loan, elects to pursue one or more, but not all, of the Tenants in Common based on the joint and several liability of the Tenants in Common under such financing, then any Tenants in Common that paid (either in cash or through foreclosure of its Interest) in excess of its allocable share of the financing shall be entitled to reimbursement by the remaining Tenants in Common for any excess share paid by such Tenant in Common; provided that no such reimbursement shall be sought or enforced at any time prior to the timely repayment in full of the Existing Loan. Further, any Tenant in Common who breaches any of the recourse exceptions to the non-recourse nature of any such financing, including the Existing Loan, shall be liable to reimburse any other Tenant in Common (or party(ies) related thereto or owner(s) thereof) for any amounts paid by such other party (or if such other party likewise was responsible for such breach, then such Tenant in Common shall pay an amount equal to its allocable share thereof); provided that no such liability shall be sought or enforced at any time prior to the timely repayment in full of the Existing Loan. To the extent any Tenant in Common fails to pay any such funds within fifteen (15) days after its receipt of notice that such additional funds are required, any other Tenant(s) in Common may loan any such funds to the nonpaying Tenant(s) in Common, who shall be liable on a fully recourse basis to repay the paying Tenant(s) in Common the amount of any such loan plus interest thereon at the rate of eighteen percent (18%) per annum (but not more than the maximum rate allowed by law) within thirty one (31) days of funding the loan. In addition, the Property Manager is hereby authorized and directed to pay the Tenant(s) in Common entitled to reimbursement the sum loaned (with interest thereon as provided above) out of future cash from operations or from the sale or refinancing of the Property or other distributions otherwise due the nonpaying Tenant(s) in Common pursuant to the Property Management Agreement. The remedies against a nonpaying Tenant in Common provided for herein are in addition to any other remedies that may otherwise be available, including by way of illustration, but not limitation, the right to obtain a lien against the Interests of the nonpaying Tenant in Common to the extent allowed by law and by any third party financing secured by the Property (including the Existing Loan). By executing this Agreement, each Tenant in Common agrees (i) that any such short term loan will be made on a fully recourse basis, (ii) if such Tenant in Common is an entity that is, for federal tax purposes, disregarded, such loan shall be recourse to the owners of such disregarded entity, and (iii) to repay such loan within thirty-one (31) days of funding. So long as there is outstanding any balance on the Existing Loan, the Tenants in Common each waive any and all lien rights it holds against another Tenant in Common, including for a failure to pay funds under this Section 4.2 or for a failure of such Tenant in Common to perform its obligations as a Tenant in Common, whether under this Agreement or at law.

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5.             Sale or Encumbrance of Property.

5.1           Approval. The taking of any of the Major Decisions regarding the Property set forth in Exhibit D attached hereto and incorporated herein shall be subject to the prior unanimous approval by the Tenants in Common. The Tenants in Common, by their execution hereof, shall be deemed to have approved the Existing Loan affecting the Property.

5.2           Distribution of Loan or Sales Proceeds. Notwithstanding any other provisions of this Agreement, proceeds of a loan or sale shall be distributed at the closing of the loan or the sale as set forth below.

5.2.1           To the extent necessary, the proceeds first shall be used to pay in full any loans encumbering title to the Property, including the Existing Loan.

5.2.2           The proceeds next shall be used to pay all outstanding costs and expenses incurred in connection with the holding, marketing, financing and/or sale of the Property.

5.2.3           To the extent necessary, the proceeds next shall be used to pay in full any unsecured loans made or allocable to the Tenants in Common with respect to the Property.

5.2.4           Any proceeds remaining shall be paid to each Tenant in Common in accordance with their respective Interests as provided in Section 3 above.

5.3           Purchase Rights. In the event that the Tenants in Common are unable to obtain unanimous approval of any Major Decision pursuant to Section 5.1, then either Tenant in Common may exercise the purchase rights set forth and described in Exhibit E attached hereto and incorporated herein.

6.             Possession. The Tenants in Common intend to lease the Property at all times. Accordingly, no Tenant in Common shall have the right to occupy or use the Property at any time during the term of this Agreement and hereby expressly waive any such right.

7.             Transfer or Encumbrance. Except as specifically provided in this Agreement and subject to compliance with any loan (and associated loan documents) secured by the Property, including the Existing Loan, each Tenant in Common may sell, transfer, convey, pledge, encumber or hypothecate the Interests or any part thereof, provided that (a) any transferee shall take such Interests subject to this Agreement and the Property Management Agreement, (b) the transferor and transferee shall execute and cause to be recorded an assignment and assumption agreement whereby (i) transferor assigns to transferee, to the extent of the Interests being transferred, all of its right, title and interest in and to this Agreement and the Property Management Agreement; and (ii) transferee assumes and agrees to perform faithfully and to be bound by all of the terms, covenants, conditions, provisions and agreements of this Agreement and the Property Management Agreement with respect to the Interests to be transferred and (c) such transferor and transferee shall execute and cause to be recorded any related loan assumption agreements required by the lender under any financing secured by the Property, including the Existing Loan. Upon execution and recordation of such assumption agreements, the transferee shall become a party to this Agreement and the Property Management Agreement and any such financing without further action by the other Tenants in Common.

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8.             Right of Partition.

8.1           General. The Tenants in Common agree generally that any Tenant in Common (and any of its successors-in-interest) shall have the right, while this Agreement remains in effect, to have the Property partitioned, and to file a complaint or institute any proceeding at law or in equity to have the Property partitioned, in accordance with, and to the extent provided by, applicable law. The Tenants in Common acknowledge and agree that partition of the Property may result in a forced sale by all of the Tenants in Common. To avoid the inequity of a forced sale and the potential adverse effect on the investment by the other Tenants in Common, the Tenants in Common agree that, as a condition precedent to filing a partition action, the Tenant in Common intending to file such action shall follow the buy-sell procedure set forth in Section 10.

8.2           Lender Mandate. Notwithstanding the general provision of Section 8.1, as a condition of the Mortgage Lender making the Existing Loan to the Tenants in Common to acquire the Property or, if required by any subsequent lender in connection with the refinancing of the Existing Loan or any subsequent loan secured by the Property, the Tenants in Common shall be deemed to have waived, for the entire term of any such loan (including, without limitation, the Existing Loan), their right to partition the Property or to file a complaint or institute any proceeding at law or in equity to have the Property partitioned in accordance with local law.

9.             Bankruptcy. To avoid the inequity of a forced sale and the potential adverse effect on the investment of the other Tenants in Common, the Tenants in Common agree that, as a condition precedent to entering into this Agreement, the Tenant in Common causing an Event of Bankruptcy (as defined below) shall follow the buy-sell procedure set forth in Section 10. The Tenants in Common agree that the following shall constitute an “Event of Bankruptcy” with respect to any Tenant in Common (and any of its successors-in-interests): if a receiver, liquidator or trustee is appointed for any Tenant in Common, if any Tenant in Common becomes insolvent, makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due if any petition for bankruptcy, reorganization, liquidation or arrangement pursuant to federal bankruptcy law, or similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Tenant in Common; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Tenant in Common then, upon the same not being discharged, stayed or dismissed within thirty (30) days thereof.

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10.           Buy-Sell Procedure. Prior to the filing of a partition action in accordance with Section 8 or upon the occurrence of an Event of Bankruptcy in accordance with Section 9, the Tenant in Common filing such action or the subject of the Event of Bankruptcy (hereinafter, “Seller”) shall first make a written offer (“Offer”) to sell its Interest to the other Tenant in Common at a price equal to (a) the Fair Market Value (as defined below) of Seller’s undivided Interest minus (b) Seller’s proportionate share of any selling, prepayment or other costs that would apply in the event the Property was sold on the date of the offer. The other Tenant in Common shall be entitled to purchase the selling Tenant in Common’s Interest in the Property. “Fair Market Value” shall mean the fair market value of Seller’s undivided Interest in the Property (reduced by liabilities secured by the Property or liabilities taken subject to) on the date the Offer is made as determined in accordance with the procedures set forth below. The other Tenant in Common shall have twenty (20) days after delivery of the Offer to accept the Offer. If the other Tenant in Common (the Tenant in Common electing to accept the Offer, “Purchaser”) accepts the Offer, Seller and Purchaser shall commence negotiation of the Fair Market Value within fifteen (15) days after the Offer is accepted. If the parties do not agree, after good faith negotiations, within ten (10) days, then each party shall submit to the other a proposal containing the Fair Market Value the submitting party believes to be correct (each a “Proposal”). If either Purchaser or Seller fails to timely submit a Proposal, the other party’s submitted Proposal shall determine the Fair Market Value. If both Purchaser and Seller timely submit Proposals, then the Fair Market Value shall be determined by final and binding arbitration in accordance with the procedures set forth below. Purchaser and Seller shall meet, telephonically or at a mutually agreeable location, within seven (7) days after delivery of the last Proposal and make a good faith attempt to mutually appoint a certified MAI real estate appraiser who shall have been active full-time over the previous five (5) years in the appraisal of comparable properties located in Austin, Texas to act as the arbitrator. If Purchaser and Seller are unable to agree upon a single arbitrator, then Purchaser and Seller each, within five (5) days after the meeting, shall select an arbitrator that meets the foregoing qualifications. The two (2) arbitrators so appointed, within fifteen (15) days after their appointment, shall appoint a third arbitrator meeting the foregoing qualifications; provided, however, if one party fails to appoint an arbitrator in such period, then the one appointed arbitrator shall make such determination itself without the need for an additional, or third, arbitrator to be appointed or chosen. The determination of the arbitrator(s) shall be limited solely to the issue of whether Seller’s or Purchaser’s Proposal most closely approximates the Fair Market Value. The decision of the single arbitrator or of the arbitrator(s) shall be made within thirty (30) days after the appointment of a single arbitrator or the third arbitrator, as applicable. The arbitrator(s) shall have no authority to create an independent structure of fair market value or prescribe or change any or several of the components or the structure thereof; the sole decision to be made shall be which of the parties’ Proposals most closely corresponds to the Fair Market Value. The decision of the single arbitrator or majority of the three (3) arbitrators shall be binding upon Purchaser and Seller. If Purchaser or Seller fails to appoint an arbitrator within the time period specified above, the arbitrator appointed by one of them shall reach a decision that shall be binding upon the parties. The cost of the arbitrators shall be paid equally by Seller and Purchaser. The arbitration shall be conducted in New York City, New York, in accordance with applicable Texas law, as modified by this Agreement. The parties agree that Federal Arbitration Act, Title 9 of the United States Code, shall not apply to any arbitration hereunder. The parties shall have no discovery rights in connection with the arbitration. The decision of the arbitrator(s) may be submitted to any court of competent jurisdiction by the party designated in the decision (i.e., New York, Delaware or Texas, as applicable). Such party shall submit to the applicable court having subject matter jurisdiction a form of judgment incorporating the decision of the arbitrator(s), and such judgment, when signed by a judge of such court, shall become final for all purposes and shall be entered by the clerk of the court on the judgment roll of the court. If either Purchaser or Seller refuses to arbitrate an arbitrable dispute and the party demanding arbitration obtains a court order directing the other to arbitrate, the party demanding arbitration shall be entitled to all of its reasonable attorneys’ fees and costs in obtaining such order, regardless of which party ultimately prevails in the matter. BY EXECUTING THIS AGREEMENT, EACH TENANT IN COMMON AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY TEXAS LAW AND EACH TENANT IN COMMON KNOWINGLY GIVES UP ANY RIGHTS IT MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EACH TENANT IN COMMON GIVES UP ITS JUDICIAL RIGHTS TO APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF TEXAS LAW. EACH TENANT IN COMMON’S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. Once the Fair Market Value is determined, the Purchaser shall be obligated to acquire the Seller’s Interest. The closing of the purchase shall occur at or through a mutually agreeable title company where the Property is located within thirty (30) days from the date a Fair Market Value is determined, whether by agreement or arbitration. Closing costs and prorations shall be allocated as is standard practice where the Property is located.

11.           General Provisions.

11.1         Mutuality; Reciprocity; Runs With the Land. All provisions, conditions, covenants, restrictions, obligations and agreements contained herein or in the Property Management Agreement are made for the direct, mutual and reciprocal benefit of each and every part of the Property; shall be binding upon and shall inure to the benefit of each of the Tenants in Common and their respective heirs, executors, administrators, successors, assigns, devisees, representatives, lessees and all other persons acquiring any undivided interest in the Property or any portion thereof whether by operation of law or any manner whatsoever (collectively, “Successors”); shall create mutual, equitable servitudes and burdens upon the undivided Interest in the Property of each Tenant in Common in favor of the Interest of every other Tenant in Common; shall create reciprocal rights and obligations between the respective Tenants in Common, their Interests in the Property, and their Successors; and shall, as to each of the Tenants in Common and their Successors operate as covenants running with the land, for the benefit of the other Tenants in Common pursuant to applicable law. It is expressly agreed that each covenant contained herein or in the Property Management Agreement (i) is for the benefit of and is a burden upon the undivided Interests in the Property of each of the Tenants in Common, (ii) runs with the undivided Interest in the Property of each Tenant in Common, and (iii) benefits and is binding upon each Successor owner during its ownership of any undivided Interest in the Property, and each owner having any interest therein derived in any manner through any Tenant in Common or Successor. Every person or entity who now or hereafter owns or acquires any right, title or interest in or to any portion of the Property is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained herein or in the Property Management Agreement, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement or the Property Management Agreement is contained in the instrument conveying such interest in the Property to such person or entity. The Tenants in Common agree that, subject to the restrictions on transfer contained herein, any Successor shall become a party to this Agreement and the Property Management Agreement upon acquisition of an undivided interest in the Property as if such person was a Tenant in Common initially executing this Agreement.

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11.2         Binding Arbitration. Any controversy arising out of or related to this Agreement or the breach thereof or an investment in the interests shall be settled by arbitration in New York City, New York, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action pursuant to Texas law. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a person agreed to by each party to the dispute within 30 days following notice by one party that it desires that a matter be arbitrated. If there was no mediation and the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the New York City, New York office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorneys’ fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by it or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within thirty (30) days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within thirty (30) days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each Tenant in Common shall be entitled to discovery in accordance with Texas law.

11.3         Attorneys’ Fees. If any action or proceeding is instituted between all or any of the Tenants in Common arising from or related to or with this Agreement, the Tenant in Common or Tenants in Common prevailing in such action or arbitration shall be entitled to recover from the other Tenant in Common or Tenants in Common all of its or their costs of action or arbitration, including, without limitation, reasonable attorneys’ fees and costs as fixed by the court or arbitrator therein.

11.4         Entire Agreement. This Agreement, together with the Property Management Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, are hereby superseded and merged herein.

11.5         Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Texas without regard to choice of law rules.

11.6         Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought. The assumption of a new Tenant in Common of this Agreement through the acquisition of an undivided interest in the Property, whether pursuant to the execution of a new Tenants in Common Agreement with identical terms as this Agreement, the execution of a counterpart of this Agreement or the execution of an assignment and assumption instrument applicable to this Agreement, shall not constitute a modification of this Agreement requiring the consent to, or execution of, such instrument by the other Tenants in Common under this Agreement. So long as there is outstanding any balance on the Existing Loan, no termination, modification or waiver of the Agreement may be made without the Mortgage Lender’s written consent.

11.7         Notice and Payments.

11.7.1   Any notice to be given or other document or payment to be delivered by any party to any other party hereunder may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to the Tenants in Common at the addresses specified below or in any instrument effecting an assignment and assumption hereof. Any party hereto from time to time, by written notice to the others (and Mortgage Lender), may designate a different address (or phone number) that shall be substituted for the one above specified. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system.

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11.7.2   For all purposes of the Existing Loan, the Tenants in Common hereby designate Bluerock Asset Management, LLC, c/o Bluerock Real Estate, L.L.C., 712 Fifth Avenue, 9th Floor, New York, New York 10019, Attn: R. Ramin Kamfar and Michael L. Konig, Esq., as the notice party for purposes of all communication and correspondence by, with or on behalf of the Tenants in Common with respect to the Mortgage Lender.

11.8         Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, assigns and legal representatives of the parties hereto.

11.9         Term. This Agreement shall commence as of the date of recordation and shall terminate at such time as the Tenants in Common or their successors-in-interest or assigns no longer own the Property as tenants-in-common. In no event shall this Agreement continue beyond December 1, 2035.

11.10       Waivers. No act of any Tenant in Common shall be construed to be a waiver of any provision of this Agreement, unless such waiver is in writing and signed by the Tenant in Common affected. Any Tenant in Common hereto may specifically waive any breach of this Agreement by any other Tenant in Common, but no such waiver shall constitute a continuing waiver of similar or other breaches.

11.11       Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

11.12       Severability. If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

11.13       Securities Laws. THE UNDIVIDED INTERESTS IN THE PROPERTY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF ANY OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

11.14       Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

11.15       Subordination.

11.15.1   As security for the Existing Loan, the Tenants in Common have executed and delivered a first deed of trust in favor of the holder of the Existing Loan (“Security Instrument”). The Security Instrument, the Note and all other documents and instruments existing now or after the date hereof, evidencing, securing, or otherwise relating to the Existing Loan or the Property or any other collateral for the Existing Loan, including any assignment of leases and rents, other assignments, security agreements, financing statements, guaranties, indemnity agreements (including environmental indemnity agreements), letters of credit, or escrow/holdback or similar agreements or arrangements, together with all amendments, modifications, substitutions or replacements thereof, are herein collectively referred to as the “Loan Documents.”

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11.15.2   So long as there is outstanding any balance on the Existing Loan, the Security Instrument, and any renewals and extensions thereof, shall unconditionally be and remain at all times a lien on the Property prior and superior to this Agreement and all rights, privileges, duties and obligations of each Tenant in Common hereunder. So long as there is outstanding any balance on the Existing Loan, this Agreement and all rights, privileges, duties and obligations of the Tenants in Common hereunder shall be and hereby are subjected and subordinated to the Note, the Security Instrument, and the other Loan Documents, including, without limitation, all indebtedness, and any interest, fees, costs or expenses thereon due or to become due to the holder thereof under the Note, Security Instrument or any other Loan Document. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Loan Documents, the terms and provisions of the Loan Documents shall prevail. Nothing contained herein, however, shall obligate either Tenant in Common with respect to any of the Loan Documents which is not applicable to such respective party. Any holder of the Existing Loan, including, without limitation, the Mortgage Lender, shall be an express third-party beneficiary of this Agreement and shall have privity to enforce the provisions hereof against any party hereto. The Tenants in Common each agree that they shall not engage in any activity which would violate the terms of any of the Loan Documents. The Tenants in Common each agree not to allow its Interest in the Property to become subject to any liens from any third parties, and if a Tenant in Common’s Interest is involuntarily liened, such lien will be discharged within thirty (30) days. Each Tenant in Common shall promptly respond to requests for information from the other Tenant in Common or Mortgage Lender and will promptly make itself available for execution of documents required in connection with the Existing Loan and the operation of the Property.

11.15.3   Standstill. So long as there is outstanding any balance on the Existing Loan, the Tenants in Common agree: (i) that any and all rights and remedies, including rights of indemnity or otherwise under this Agreement and the Property Management Agreement, are fully subordinate to the lien of the Existing Loan and all other terms and provisions of the Loan Documents; and (ii) to stand still with respect to the enforcement of any of their rights and remedies, including under this Agreement and the Property Management Agreement, and shall take no enforcement action with respect thereto.

11.16       Memorandum. The Tenants in Common acknowledge and agree that they will execute and record the Memorandum of Tenants in Common Agreement in the land records of Travis County, Texas in the form of Exhibit C attached hereto, in lieu of the recordation of this Tenants in Common Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TENANTS IN COMMON:

BR FOX HILLS TIC-1, LLC,
a Delaware limited liability company

By:	23Hundred, LLC,
a Delaware limited liability company,
its sole member

	By:	/s/ Jordan Ruddy	(SEAL)
Jordan Ruddy, Authorized Signatory

BR FOX HILLS TIC-2, LLC,
a Delaware limited liability company

By:	Bell BR Waterford Crossing JV, LLC,
a Delaware limited liability company,
its sole member

	By:	/s/ Jordan Ruddy	(SEAL)
Jordan Ruddy, Authorized Signatory

EXHIBITS

Exhibit “A”	Description of the Property

Exhibit “B”	Tenants in Common and Percentage Interests

Exhibit “C”	Memorandum of Tenants in Common Agreement

Exhibit “D”	Decisions Requiring Unanimity

EXHIBIT “A”

Description of Property

Lots 2 and 3, Block “A”, PEDERNALES ELECTRIC COOPERATIVE-CIRCLE DRIVE, AUSTIN SUBDIVISION, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200600156 or the Official Public Records of Travis County, Texas.

EXHIBIT “B”

Tenants in Common and Percentage Interests

Tenants in Common	Percentage Interest

BR FOX HILLS TIC-1, LLC	19.07%
c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan Ruddy and Michael L. Konig, Esq.
Telephone: (212) 843-1601

BR FOX HILLS TIC-2, LLC	80.93%
c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan Ruddy and Michael L. Konig, Esq.
Telephone: (212) 843-1601

EXHIBIT “C”

FORM OF MEMORANDUM OF TENANTS IN COMMON AGREEMENT

RECORDING REQUESTED BY	)
WHEN RECORDED MAIL TO:	)

Bluerock Real Estate, LLC	)
712 Fifth Avenue, 9th Floor	)
New York, NY 10019)
Attention: Michael L. Konig, Esq.	)

Above Space for Recorder’s Use

MEMORANDUM OF TENANTS IN COMMON AGREEMENT

THIS MEMORANDUM OF TENANTS IN COMMON AGREEMENT (the “Memorandum”) is dated as of March 26, 2015, by and between BR FOX HILLS TIC-1, LLC, a Delaware limited liability company (“TIC-1”), and BR FOX HILLS TIC-2, LLC, a Delaware limited liability company (“TIC-2”) (together with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a “Tenant in Common” or collectively as the “Tenants in Common”).

A.           The Tenants in Common have entered into that certain Tenants in Common Agreement dated of even date hereof (the “TIC Agreement”), pertaining to certain real property more particularly described on Exhibit A attached hereto (the “Property”).

B.           The Tenants in Common have obtained a loan in the original principal amount of $26,705,000.00 from Walker & Dunlop, LLC, which loan has been assigned to Fannie Mae (“Lender”) for the financing of the Property ("Loan") and, in connection therewith, entering into various documents evidencing and securing the Loan (the “Loan Documents”), including but not limited to a deed of trust to be recorded as a lien against the Property (the “Security Instrument”).

C.           This Memorandum is made and entered into solely for the purpose of providing notice of the TIC Agreement to all third parties.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Tenants in Common hereby declare and agree:

1.  The Tenants in Common hereby created a tenancy-in-common in order to coordinate all actions taken with respect to the Property pursuant to the terms and provisions of the TIC Agreement. The TIC Agreement is hereby incorporated by this reference as if set forth herein in full.

2.  The Tenants in Common have subordinated and hereby expressly subordinate the TIC Agreement to the Loan Documents, including the lien established pursuant to the Security Instrument.

3.  All communications with the Tenants in Common under this Agreement, including any inquiries regarding the specific terms of the TIC Agreement, should be addressed to Bluerock Real Estate, LLC, 712 Fifth Avenue, 9th Floor, New York, NY 10019 Attn: Michael L. Konig, Esq.

4.  To the extent of any inconsistency between the terms of the TIC Agreement and this Memorandum, the terms of the TIC Agreement shall prevail and control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON THE FOLLOWING PAGES.]

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date set forth above.

TENANTS IN COMMON:

BR FOX HILLS TIC-1, LLC,
a Delaware limited liability company

By:	23Hundred, LLC,
a Delaware limited liability company,
its sole member

	By:	(SEAL)
Jordan Ruddy, Authorized Signatory

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared

Jordan Ruddy, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who, upon oath, acknowledged that he is the Authorized Signatory of 23Hundred, LLC, a Delaware limited liability company, in the limited liability company’s capacity as sole member of BR FOX HILLS TIC-1, LLC, a Delaware limited liability company, the within named bargainor, and that he as such Authorized Signatory, being authorized to do, executed the within instrument for the purposes therein contained by signing the name of the company hereto.

Witness my hand and seal, at office in New York, New York, this ____ day of March, 2015.

Notary Public

My Commission Expires: _________________________

BR FOX HILLS TIC-2, LLC,
a Delaware limited liability company

By:	Bell BR Waterford Crossing JV, LLC,
a Delaware limited liability company,
its sole member

	By:	(SEAL)
Jordan Ruddy, Authorized Signatory

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared

Jordan Ruddy, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who, upon oath, acknowledged that he is the Authorized Signatory of Bell BR Waterford Crossing JV, LLC, a Delaware limited liability company, in the limited liability company’s capacity as sole member of BR FOX HILLS TIC-2, LLC, a Delaware limited liability company, the within named bargainor, and that he as such Authorized Signatory, being authorized to do, executed the within instrument for the purposes therein contained by signing the name of the company hereto.

Witness my hand and seal, at office in New York, New York, this ____ day of March, 2015.

Notary Public

My Commission Expires: _________________________

EXHIBIT A

LEGAL DESCRIPTION

Lots 2 and 3, Block “A”, PEDERNALES ELECTRIC COOPERATIVE-CIRCLE DRIVE, AUSTIN SUBDIVISION, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200600156 or the Official Public Records of Travis County, Texas.

EXHIBIT “D”

DECISIONS REQUIRING UNANIMITY

DECISIONS REQUIRING UNANIMITY Notwithstanding any powers delegated to the Property Manager, or any provision in this Agreement to the contrary, the following powers are expressly reserved to the Tenants in Common, and the unanimous affirmative vote of TIC-1 and TIC-2 shall be required to approve any such action (each, a “Major Decision”):

(i)          any loan to be secured by the Property, including any refinancing, material amendment, material modification or extension of the Existing Loan;

(ii)         any sale of the Property (as an entirety) or any action reasonably intended to accomplish same, including but not limited to entering into any contract of sale or binding or non-binding term sheet, marketing the Property for sale, selecting or engaging any broker or anyone else for the purpose of selling or marketing the Property, releasing Property information to any broker or anyone else for the purpose of selling or marketing the Property, giving, granting or undertaking any options, rights of first refusal, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets;

(iii)        enter into any transaction with an affiliate of any Tenant in Common (except the initial entry into the Property Management Agreement). Subject to the remaining terms of this clause (iii), the Tenants in Common shall have equal approval rights with respect to any change in management of the Property with respect to the property management functions (i.e., any modification or amendment of the Property Management Agreement; provided, however, termination of such agreement shall be solely subject to the terms thereof);

(iv)         any acquisition by the Tenants in Common by purchase, ground lease or otherwise, of any real property or other material asset, or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable) in connection therewith;

(v)          any taking of any action by the Tenants in Common that is reasonably likely to result in any Tenant in Common or any of its affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Property which provide for recourse as a result of willful misconduct, fraud or gross negligence or for failure to comply with the covenants or any other provisions of such “bad boy” guaranties (each, a “Non-Recourse Carveout Guaranty”);

(vi)         any decision of “Owner” with respect to approval or amendment of any “Budget” as those terms are defined and used in the Property Management Agreement;

(vii)        any amendment, modification, or termination of this Agreement or the Property Management Agreement;

(viii)      except as otherwise set forth in the approved Budget, making a call for additional capital with respect to the Property;

(viii)      acquiring, modifying, amending, or terminating any insurance policy with respect to the Property, other than in conjunction with any policies the cost of which was included in the Budget and other than any policies necessary to respond to any requirements of a lender under a loan, including the Existing Loan.

EXHIBIT “E”

PURCHASE RIGHTS

(a)          Availability of Rights. At any time that the Tenants in Common are unable to agree on a Major Decision and such failure to agree has continued for fifteen (15) days after written notice from one Tenant in Common to the other Tenant in Common indicating an intention to exercise rights under this Exhibit E, either Tenant in Common has the right to initiate the provisions of this Exhibit E. The rights provided in this Exhibit E shall not be available to any Tenant in Common and shall be unenforceable to the extent that the exercise of rights and attendant transfer of Interest violate any applicable document evidencing or securing a loan, including the Existing Loan, and any such transfer, if made, shall be void ab initio.

(b)          Exercise. The Tenant in Common wishing to exercise its rights pursuant to this Exhibit E (the “Offeror”) shall do so by giving notice to the other Tenant in Common (the “Offeree”) setting forth a statement of intent to invoke its rights under this Exhibit E, stating therein the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the Property as of the Closing Date (as defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous twelve-month period relating to the financing, disposition or leasing of the Property (including proposals for the formation of a new entity for the ownership and operation of the Property).

(c)          Offeree Response. After receipt of such notice, the Offeree shall elect to either (i) sell its entire Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Tenants in Common had sold the Property for the Valuation Amount on the Closing Date and the Tenants in Common had immediately paid all Property level liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Tenants in Common pursuant to Section 3 of the Agreement, or (ii) purchase the entire Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Tenants in Common had sold the Property for the Valuation Amount on the Closing Date and the Tenants in Common had immediately paid all Property level liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Tenants in Common pursuant to Section 3 of the Agreement. The Offeree shall have thirty (30) days from the giving of the Offeror’s notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect to acquire the Offeror’s Interest within such time period, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above. As used herein, “Imputed Closing Costs” means an amount (not to exceed one and one quarter percent (1.25%) of the purchase price) that would normally be incurred by the Tenants in Common for title insurance, premiums, survey costs, brokerage commissions, legal fees and other commercially reasonable closing costs.

(d)          Earnest Money. Within five (5) business days after an election has been made or deemed made under clause (c), the acquiring Tenant in Common shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of five percent (5%) of the amount the selling Tenant in Common is entitled to receive for its Interest under this Exhibit E, which amount shall be applied to the purchase price at closing. If the acquiring Tenant in Common should thereafter fail to consummate the transaction for any reason other than a default by the selling Tenant in Common or a refusal by any lender with respect to the Property who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Tenant in Common, free of all claims of the acquiring Tenant in Common, as liquidated damages and constituting the sole and exclusive remedy available to the selling Tenant in Common because of a default by the acquiring Tenant in Common or (B) the selling Tenant in Common may, by delivering to the acquiring Tenant in Common written notice thereof, elect to buy the acquiring Tenant in Common’s entire Interest for an amount equal to the amount the acquiring Tenant in Common would have been entitled to receive if the Tenants in Common had sold the Property for the Valuation Amount and the Tenants in Common had immediately paid all Property level liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Tenants in Common pursuant to Section 3, in which case, the Closing Date therefor shall be the date specified in the selling Tenant in Common’s notice, and (ii) if the acquiring Tenant in Common was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Tenant in Common to buy the selling Tenant in Common’s Interest shall be twenty percent (20%) of the amount the selling Tenant in Common is entitled to receive for its Interest in connection with such future election.

(e)          Closing. The closing of an acquisition pursuant to this Exhibit E shall be held at the principal place of business of the holder of the earnest money on a mutually acceptable date (the “Closing Date”) not later than sixty (60) days (or, if the Offeree is the acquiring Tenant in Common, ninety (90) days) after an election has been made or deemed made under clause (c). As a precondition to the closing, (A) the acquiring Tenant in Common shall work in good faith with the selling Tenant in Common to remove completely the selling Tenant in Common or any affiliate of the selling Tenant in Common that is a party to any Non-Recourse Carveout Guaranty (unless the selling and acquiring Tenants in Common are under common control) (a “Selling TIC Carveout Guarantor”) from that Non-Recourse Carveout Guaranty contemporaneously with the closing, including by means of substituting a replacement for the Selling TIC Carveout Guarantor, and (B) to the extent that the acquiring Tenant in Common and selling Tenant in Common are not able to remove, where applicable, the Selling TIC Carveout Guarantor completely from the Non-Recourse Carveout Guaranty contemporaneously with the closing, the acquiring Tenant in Common or an affiliate of the acquiring Tenant in Common (in either case whose financial strength and creditworthiness shall be reasonably acceptable to the Selling TIC Carveout Guarantor) shall provide an indemnity to the Selling TIC Carveout Guarantor commensurate with the Selling TIC Carveout Guarantor’s remaining exposure under the Non-Recourse Carveout Guaranty for liabilities and losses that are the result of the acts or omissions of the acquiring Tenant in Common or any affiliates of the acquiring Tenant in Common; provided, however, that in any event, the Selling TIC Carveout Guarantor shall remain liable for any liabilities or losses arising under the Non-Recourse Carveout Guaranty for acts or omissions prior to the closing other than those liabilities or losses caused by the acts or omissions of the acquiring Tenant in Common or its affiliates (“Prior Acts”), and if the Selling TIC Carveout Guarantor is removed from the Non-Recourse Carveout Guaranty with respect to Prior Acts, then the Selling TIC Carveout Guarantor shall execute a backstop indemnity agreement acceptable to the acquiring Tenant in Common and any affiliate of the acquiring Tenant in Common that is a party to the Non-Recourse Carveout Guaranty (the “Acquiring Indemnitees”) indemnifying each of the Acquiring Indemnitees from liabilities and losses arising from Prior Acts.

At such closing, the following shall occur:

The selling Tenant in Common shall assign to the acquiring Tenant in Common or its designee the selling Tenant in Common’s Interest in accordance with the instructions of the acquiring Tenant in Common, and shall execute and deliver to the acquiring Tenant in Common all documents which may be required to give effect to the disposition and acquisition of such Interest, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

The acquiring Member shall pay to the selling Member the consideration therefor in cash.

(f)          Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Tenants in Common set forth in this Exhibit E is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Tenant in Common to comply fully with such obligations, and (ii) the uniqueness of the Tenants in Common relationships. Accordingly and except as provided in clause (a), each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.